EXHIBIT 3.1

LTC PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

5,000,000 SHARES

PREFERRED STOCK

LTC PROPERTIES, INC., a Maryland corporation (the “Company”) hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article SEVENTH of the Company’s Articles of Amendment and Restatement filed with the Department on August 3, 1992, as amended and supplemented (the “Charter”), and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Company has, by unanimous written consent in lieu of a meeting dated as of June 23, 2003, adopted resolutions reclassifying and designating Five Million (5,000,000) authorized but unissued shares of Common Stock (as defined in the Charter) of the Company as authorized but unissued shares of Preferred Stock of the Company (as defined in the Charter) which may be issued in one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption as the Board of Directors of the Company may from time to time determine when classifying and designating each such series pursuant to the authority expressly vested in the Board of Directors by Article SEVENTH of the Charter.

SECOND: After giving effect to the reclassification of authorized but unissued shares of Common Stock as authorized but unissued shares of Preferred Stock referred to in Article FIRST of these Articles Supplementary, the number of authorized shares of Common Stock of the Company will be reduced from Forty Million (40,000,000) to Thirty-Five (35,000,000) and the number of authorized shares of Preferred Stock of the Company will be increased from Ten Million (10,000,000), of which Three Million Eighty Thousand (3,080,000) shares have been classified and designated as 9.5% Series A Cumulative Preferred Stock, Two Million (2,000,000) shares have been classified and designated as 9% Series B Cumulative Preferred Stock, Two Million (2,000,000) shares have been classified and designated as 8.5% Series C Cumulative Convertible Preferred Stock, Forty Thousand (40,000) shares have been classified and designated as Series D Junior Participating Preferred Stock and Two Million Eight Hundred Eighty Thousand (2,880,000) shares have not been classified and designated as a separate series, to Fifteen Million (15,000,000), of which Seven Million One Hundred Twenty Thousand (7,120,000) shares have been designated and classified as separate series as aforesaid and Seven Million Eight Hundred Eighty Thousand (7,880,000) shares have not been classified and designated as a separate series. The total number of shares of stock of all classes which the Company has authority to issue, consisting of Fifty Million (50,000,000) shares, par value $.01 per share, remains unchanged.

THIRD: The shares of stock described herein have been classified or reclassified by the Board of Directors under the authority contained in the Charter of the Company.

FOURTH: These Articles Supplementary have been approved by the Board of Directors of the Company in the manner and by the vote required by law.

FIFTH: The undersigned Vice Chairman of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Vice Chairman of the Company acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice Chairman and attested to by its Secretary on this 23rd day of June, 2003.

ATTEST:		LTC PROPERTIES, INC.

/s/ ALEX J. CHAVEZ	By:	/s/ WENDY L. SIMPSON	(SEAL)
Name: Alex J. Chavez		Name: Wendy L. Simpson
Title: Secretary		Title: Vice Chairman